Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Liquidity and Capital Resources” and “Risk Factors”, and to the use of our report dated March 21, 2014, in the Registration Statement (Form S-1) and related Prospectus of NeuroSigma, Inc. dated August 26, 2014.

/s/ Ernst & Young LLP

Los Angeles, California

August 26, 2014